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                                                                   EXHIBIT 10.11

RESTATED STANDARD INDEMNITY AGREEMENT                               CONFIDENTIAL


                                   AGREEMENT


         THIS AGREEMENT, dated January 26, 1993, by and between Showa Denko America, Inc. ("SDA"), and Schiff Products, Inc., a Utah Corporation (which, together with the subsidiaries listed on Attachment 1 hereto, are referred to collectively as the "Company").

                                   WITNESSETH

         WHEREAS, the Company has manufactured, sold, and/or distributed products containing L-tryptophan ("LTCPs"), some or all of which may have contained L-tryptophan ("LT") sold by SDA; and

         WHEREAS, claims have been asserted and lawsuits have been instituted against SDA, the Company, and/or direct or indirect customers of the Company for whom the Company is or may become responsible to provide a defense (individually a "Secured Customer" and collectively the "Secured Customers"), alleging that one or more of them is liable for personal injuries arising from ingestion of LTCPs manufactured, sold, or distributed by the Company; and

         WHEREAS, in partial settlement of the Company's claim for indemnification against SDA arising from SDA's sale of LT, to the
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Company, or to an entity from which the Company may have purchased, without any admission of liability by SDA or by the Company with respect to the claims between them or against them, SDA and the Company wish to provide for their respective responsibilities for the defense of such claims and for the payment of judgments and settlements in respect of such claims as provided in this Agreement; and

         WHEREAS, the Company is unwilling to enter into this Agreement unless Showa Denko K.K., a Japanese company ("SDK"), enters into a Guaranty Agreement with the Company substantially in the form annexed to this Agreement as Attachment 2;

         NOW, THEREFORE:

         1. This Agreement shall apply to all claims, whether in litigation or not, alleging liability for personal injuries arising from the ingestion of LTCPs manufactured, sold, or distributed by the Company asserted against SDA, the Company, and/or Secured Customers, or against any one or more of them, whether on, before, or after the date hereof (except as specifically provided herein). Each such claim is hereinafter referred to individually as a "Claim," and all such claims are hereinafter referred to collectively as the "Claims." Each person asserting a Claim is hereinafter referred to individually

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as a "Claimant" and all such persons are hereinafter referred to collectively as the "Claimants."

         2. SDA agrees to indemnify and to hold harmless the Company from and against any obligation (whether direct or by virtue of any obligation to a Secured Customer or any cross-claim, third-party claim, claim for contribution or indemnification, or otherwise) to make payment of any settlement or judgment for damages in favor of any person in respect of a Claim where the LTCPs allegedly ingested by the Claimant or Claimants making such Claim contained LT sold by SDA, as follows:

         (a) If a proximate cause of the personal injuries giving rise to liability, as determined on the basis of a preponderance of the evidence, including but not limited to epidemiological, chemical, and medical evidence, was a constituent of the LT product sold by SDA or was a factor for which SDK, SDA or any other company or other entity controlling, controlled by or under common control with SDA (SDK and each such other company or other entity, an "SDA Affiliate") was responsible, then, subject to subparagraph (b) below, SDA shall be solely responsible for the Company's payment obligations, whether direct or indirect as noted above, in respect of such settlement or judgment;

         (b) If a proximate cause of the personal injuries giving rise to liability, as determined on the basis of a preponderance of the evidence, including but not limited to

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         epidemiological, chemical, and medical evidence, was (i) the sale of
         LT, or of an LTCP for which the recommended daily dosage contained more than 100 mg. of LT, by the Company or by any Secured Customer subsequent to March 17, 1990, or (ii) the sale of an LTCP for which the recommended daily dosage contained 100 mg. or less of LT by the Company or by any Secured Customer subsequent to May 23, 1990, or (iii) the addition of any substance to, or tampering with, any LT or an LTCP while that LT or LTCP was in the possession, custody or control of the Company or any Secured Customer (each such sale, addition or tampering, an "Exclusion Event"), then SDA and the Company shall seek to reach agreement regarding the Company's responsibility, if any, for payment in respect of said settlement or such judgment as is fair under all the circumstances;

         (c) If SDA and the Company are unable to agree on the matters which are the subject of the provisions of subparagraphs (a) or (b) above, then SDA and the Company shall submit the matter to binding arbitration as specified in paragraph 15 hereof;

         (d) Either SDA or the Company may make any payment contemplated under this paragraph 2 Without prejudice to its right to seek reimbursement from the other under the procedures set forth in paragraph 15;

         (e) Each of the Company and SDA agrees that it will provide prompt notice to the other if it learns of the existence of


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         any Exclusion Event (each such notice, an "Notice of Exclusion"), it being agreed, however, that a failure by SDA or the Company to provide such notice shall not (i) be deemed to constitute a material breach of this Agreement or (ii) result in any change in the rights or obligations of SDA or the Company pursuant to this Agreement, including without limitation their respective rights and obligations under or arising by virtue of subparagraph (b) above. A Notice of Exclusion of any Claim shall be null and void and of no effect unless provided prior to the earlier to occur of (i) sixty (60) days prior to the date of the commencement of the earliest to occur of the trial, arbitration or mediation of such Claim and (ii) thirty (30) days prior to any settlement of such Claim.

         (f) Any Notice of Exclusion pursuant to this paragraph shall be made in the manner provided in paragraph 19 (which paragraph specifies the party to whom and the place notice is to be delivered).

         3. SDA agrees (i) to designate Citibank, N.A., or another bank mutually acceptable to the parties as the disbursement agent (the "Disbursement Agent") pursuant to a Disbursement Agent Agreement substantially in the form annexed to this Agreement as Attachment 3 (such agreement, or any replacement thereof substantially in such form, the "Disbursement Agent Agreement") and (ii) to maintain the Disbursement Agent Agreement in effect


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during the term of this Agreement. In support of its payment obligations hereunder and under similar agreements with other customers of SDA, SDA has delivered to the Disbursement Agent an irrevocable standby letter of credit in favor of the Disbursement Agent pursuant to the terms of the Disbursement Agent Agreement in the amount of Twenty Million US Dollars ($20,000,000) substantially in the form of the letter of credit annexed as Exhibit B to the Disbursement Agent Agreement. If amounts are drawn on the letter of credit, SDA during the term of this Agreement will cause an amendment or supplement to the letter of credit or a new letter of credit to be delivered to the Disbursement Agent providing for a restored limit of Twenty Million US Dollars ($20,000,000) within thirty (30) days after such drawing. During the term of this Agreement, no later than thirty (30) days prior to the expiration date of any letter of credit (as it may have been extended from time to time), SDA will deliver to the Disbursement Agent a renewal of the letter of credit for a term of at least two years or a substitute letter of credit for such term.

         The Company shall be a Beneficiary within the meaning of the Disbursement Agent Agreement, but only so long as (i) this Agreement remains in effect and to the extent provided in this Agreement or (ii) the Company otherwise remains entitled to the benefits of the Disbursement Agent Agreement under paragraph 16 of this Agreement. The Company acknowledges that other direct



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and indirect customers of SDA will have equal rights as Beneficiaries under the
Disbursement Agent Agreement.

         The Company acknowledges (i) that any claim by it to the benefits of the Disbursement Agent Agreement must be submitted and administered in strict compliance with the following procedures, (ii) that the Company has no right to receive, and the Disbursement Agent has no authority to make, payments by the Disbursement Agent or draws under the letter of credit unless the claim has been certified for payment to the Disbursement Agent by the Verification Agent hereafter referred to, and (iii) that it may claim payment hereunder only as long as this Agreement remains in effect or the Company otherwise remains entitled to benefits under paragraph 16 hereof.

         The procedures for submission and review of any claim by the Company shall be the following:

         (a) The Verification Agent shall be a mutually acceptable lawyer independent of the parties. If such Verification Agent or any successor shall die or resign or otherwise become unable or cease to continue to act as such, SDA, after consultation with the Company and the parties to any other similar agreements with SDA, shall appoint a successor Verification Agent, who shall be a lawyer independent of the parties. The Verification Agent will act independently and impartially on behalf of both parties in reviewing claims for payment and certifying amounts to the Disbursement Agent for payment and shall use professional care in the


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performance of his function. The Verification Agent shall not be liable to either party for determinations made by him in good faith and with due care even though such determinations subsequently are held to be erroneous. The Verification Agent shall have no duties except to SDA, the Company, and the parties other than SDA to agreements similar to this Agreement (such parties being referred to in the Disbursement Agent Agreement as Beneficiaries).
Persons asserting Claims, plaintiffs with judgments against any of SDA, the Company, or Secured Customers, and Secured Customers shall have no right to assert any third-party beneficiary relationship against the Verification Agent or any claim to payment from the Disbursement Agent under this Agreement, except that any Secured Customer that has entered into a separate indemnification agreement between itself and SDA entitling it to do so may directly exercise its rights as a Beneficiary under the Disbursement Agent Agreement pursuant to such separate indemnification agreement. The Company shall have no responsibility for any part of the fees and expenses of the Verification Agent or the Disbursement Agent.

(b) If a judgment for money damages is entered against the Company or its Secured Customer, or a settlement amount is reduced to a judgment enforceable against the Company or its Secured Customer, as to which the Company contends that SDA is required to make payment pursuant to paragraph 2 hereof,


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the Company may give written notice thereof (the "Payment Request Notice") to
SDA and to the Verification Agent setting forth a brief statement of the basis for its contention, accompanied by a certified copy of the judgment, together with evidence that the judgment has become enforceable against the judgment debtor under applicable law. If SDA does not respond in the terms permitted by subparagraph (c) hereof within ten (10) business days of the receipt by it of the Payment Request Notice, the Verification Agent, subject only to his review of relevant documents and his verification of any pertinent additional circumstances, shall certify the amount claimed to the Disbursement Agent for payment pursuant to the provisions of the Disbursement Agent Agreement.

(c)  In response to a Payment Request Notice, SDA may

         (1) acknowledge to the Company and the Verification Agent its obligation hereunder to pay part or all of the amount claimed, in which event the Verification Agent shall forthwith certify the amount or such part thereof, as the case may be, to the Disbursement Agent for payment pursuant to the provisions of the Disbursement Agent Agreement, and any portion of such claim as to which SDA does not acknowledge its obligation hereunder to pay shall be governed by clause (3) of this subparagraph (c);

         (2) state that it proposes to take effective steps to stay or suspend the enforcement of such judgment pending


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post-trial applications or appeal, including the posting of any bond or other security required for that purpose, in which event, provided that the Verification Agent is satisfied that such stay or suspension has been effected within five (5) business days after notice to SDA and the Verification Agent from the Company of an attempted enforcement of such judgment against the Company, further action by the Verification Agent in respect of such judgment shall be deferred until such stay or suspension expires; or

         (3) object to payment of part or all of the amount requested, stating briefly its grounds of objection and that it intends to submit its contentions in arbitration pursuant to paragraph 15 hereof and SDA agrees to use its best efforts to expedite any such arbitration, to select its arbitrator promptly pursuant to the applicable procedures and to cause such person to select the neutral arbitrator expeditiously, and to have the arbitration held no later than 180 days after submission of the matter to arbitration. If SDA submits the matter to arbitration within thirty (30) days of its response, the liability of SDA, if any, shall be determined by the decision of the arbitrators. If the arbitrators award an amount to the Company, then the Verification Agent shall certify the sum so awarded by the arbitrators to the Disbursement Agent for payment pursuant to the provisions of the Disbursement Agent Agreement. If in subsequent proceedings in conformity with the CPR Rules


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(as defined in paragraph 15) and the U.S. Arbitration Act the award of the arbitrators is overturned and it is determined that the amount awarded by the arbitrators and paid by the Disbursement Agent to or on behalf of the Company exceeds the amount that was properly owed by SDA, then the Company agrees to pay promptly such excess amount plus interest at the legal rate. If the Company shall commence judicial proceedings to review a decision of the arbitrators, the Verification Agent shall certify to the Disbursement Agent for payment the amount determined in such judicial proceedings to be due from SDA. If SDA shall object to payment of less than all the amount claimed by the Company, then the Verification Agent shall proceed, as to the balance claimed, pursuant to clause
(1) of this subparagraph (c).

(d) If SDA in response to a Payment Request Notice objects to payment of part or all of the amount requested by the Company, so that the Verification Agent cannot certify to the Disbursement Agent a payment to be made in full satisfaction of the judgment, then the Company may elect to require such a full payment by SDA notwithstanding its objection by (i) giving notice to the Verification Agent of such election not later than ten (10) business days after receipt of SDA's objection, including therewith evidence acceptable to the Verification Agent demonstrating the Company's compliance with the Escrow Requirement, and


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(ii) satisfying the Escrow Requirement, as hereinafter defined, with respect to all that part of the judgment as to which SDA made objection. Promptly upon receipt of such timely notice with such evidence, the Verification Agent shall certify the amount to which SDA objected to the Disbursement Agent for payment pursuant to the provisions of the Disbursement Agent Agreement. To exercise this election, the Company must deposit a sum of money in an amount equal to all that part of the judgment to which SDA made objection in an interest-bearing escrow account with a substantial mutually acceptable bank and execute an escrow agreement in standard form (the "Escrow Agreement") with said bank for the benefit of SDA (the "Escrow Requirement"). If the Company exercises this election, then SDA will submit the dispute to arbitration within thirty (30) days as provided in subparagraph 3(c)(3) above. The Escrow Agreement shall provide that the deposited escrow funds, with interest earnings net after escrow fees thereon, will be released by the escrow agent to the parties as their interests may appear pursuant to and in accordance with the award of the arbitrators on the dispute as to such amount to which SDA made objection, or as otherwise directed in a writing signed by both SDA and the Company. If the award is overturned in any subsequent proceedings (as above provided), and it is determined that either SDA or the Company received an amount from the escrow larger than that


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to which it was entitled, then the party receiving such excess agrees to pay promptly such excess amount, plus the attributable share of the net interest earnings on the amount that it received, plus interest at the legal rate accruing after the escrow distribution, to the party determined to be entitled thereto.

(e) In any case in which the Verification Agent is required to verify the appropriateness of payment of an amount claimed by the Company, the Verification Agent shall promptly review the documents submitted and conduct such further investigation, if any, of additional facts and circumstances as he determines to be appropriate. SDA and the Company shall cooperate fully in any such investigation and shall respond to inquiries from the Verification Agent and provide explanations within two (2) business days of any such inquiry. The Company shall use its best efforts to cause any Secured Customer to cooperate in like manner. Whenever he deems it appropriate, the Verification Agent may seek information by conference telephone calls with counsel for the parties, and the parties agree to cause their respective counsel to cooperate fully with the Verification Agent for that purpose, subject to the maintenance of any privilege.

(f) At the request of either party, the Verification Agent may require that procedures be followed to assure that a payment from the Disbursement Agent will be applied solely


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to payment of the judgment or arbitral award as to which claim has been made, and for no other purpose. These procedures may include a direction to the Disbursement Agent to issue a check directly to the order of a judgment plaintiff against delivery of a satisfaction of the judgment and release of the defendant or defendants against which the judgment or portion thereof being paid was entered, satisfactory to counsel for the parties.

         4. SDA shall have no obligation to indemnify for or to make any payments in respect of any judgment or part of a judgment (i) for damages caused by the intentional tort of the Company or any Secured Customer, (ii) for punitive damages attributable to conduct of the Company or any Secured Customer,
(iii) for civil or criminal penalties, or (iv) for any award of multiple damages caused by the intentional misconduct or violations of law by the Company or by any Secured Customer; but SDA's obligation to indemnify shall apply to the extent that the Company's or any Secured Customer's liability for such damages or penalties is attributable solely to the acts or the failure to act of SDA or of any SDA Affiliate. However, nothing in the preceding sentence shall constitute a waiver of any rights that the Company or a Secured Customer may have under common law or statute to seek indemnification or contribution from SDA or any affiliate thereof in respect of damages or penalties of a type specifically described in the preceding sentence that are imposed


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upon the Company or the Secured Customer, subject to the provisions of paragraphs 14 and 15. SDA shall not be obligated to make any payments in respect of a default judgment on a Claim against the Company or any Secured Customer unless SDA or counsel retained by SDA was responsible for defense of the Claim in litigation at the time of default. SDA shall have no obligation under this Agreement to pay for any settlement of any Claim entered into by the Company or any Secured Customer prior to the date of this Agreement, but SDA may agree to accept such obligation in a separate agreement in writing.

         5. The parties hereto agree that the Company shall use best efforts to secure the compliance of its Secured Customers with the provisions of this Agreement that pertain to them. Failure of such compliance on the part of a Secured Customer that adversely affects the ability of SDA to conduct a defense against any Claim shall be a basis for SDA to withhold the benefits of this Agreement from such Secured Customer with respect to such Claim, but shall not be a basis for SDA to withhold the benefits of this Agreement from the Company except as expressly provided in the last sentence of paragraph 6(b), paragraph 9(d), or the third sentence of paragraph 14 of the Agreement.

         6. (a) SDA shall pay the legal fees and expenses as incurred in, and shall be entitled to supervise and


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direct, the defense of any Claims which fall within the provisions of this
Agreement made against SDA, the Company, or any Secured Customer including, without limitation, any Claim presented to any court, administrative body, other tribunal, or otherwise and including the negotiation of settlement of any Claim before or after such presentation.

(b) The Company hereby consents to be jointly represented with SDA by common counsel selected by SDA (such common counsel, so selected, "Common Counsel") in respect of any Claim where SDA, in its sole discretion, deems it advisable to retain such Common Counsel. The Company will use best efforts to obtain the consent of each Secured Customer involved in the Claim to such joint representation. SDA shall be responsible for all fees and disbursements of such Common Counsel as they are incurred. SDA and the Company agree promptly to enter into a common representation agreement or agreements substantially in the form annexed to this Agreement as Attachment 4 (and the Company will use best efforts to cause any involved Secured Customers to become parties thereto) providing for the retention of Common Counsel on a Claim-by-Claim basis, which agreements shall provide for the waiver of any conflicts of interest that may exist. SDA shall have no obligation to defend any Secured Customer who shall


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refuse to agree to a request for such common representation, and SDA shall have no obligation to make payment hereunder to the extent that such payment obligation is in respect of a Claim against a Secured Customer who refused to participate in the common defense against such Claim.

(c) If the Company or SDA shall terminate this Agreement, and SDA is not then in default of its obligations under the provisions of paragraph 3 above, then the terminating party shall withdraw from representation by Common Counsel; provided, however, that in the event SDA terminates this Agreement pursuant to the second sentence of paragraph 16 of this Agreement, the Company will be deemed to have withdrawn from all applicable common representation agreements and to have consented to the continued representation by Common Counsel of SDA and all other parties to any common representation agreement in respect of any Claims. Except as set forth in the immediately preceding proviso, the Company and SDA each hereby expressly agrees that the non-terminating party may continue to be represented by Common Counsel. The Company and SDA each waives any conflicts of interest that continued representation of the other party by Common Counsel in accordance with this Agreement might otherwise entail. If SDA is in default of its


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obligations under the provisions of paragraph 3 above, and if the Company or SDA shall terminate this Agreement, then at the Company's request SDA shall withdraw from representation by Common Counsel, and each party hereby expressly agrees that the Company and the Secured Customers may continue to be represented by Common Counsel and waives any conflicts of interest that such representation might otherwise entail. If the Company terminates this Agreement or if SDA terminates this Agreement pursuant to the provisions of the second sentence of paragraph 16, SDA shall have no further obligation to defend Secured Customers under this Agreement.

(d) Nothing herein shall preclude SDA, the Company, or any Secured Customer from retaining separate counsel in respect of any Claim, but the party retaining separate counsel shall instruct such separate counsel to cooperate with SDA's counsel unless it is prejudicial to do so, and a party retaining separate counsel shall be responsible for payment of the fees and disbursements of its separate counsel unless otherwise agreed by SDA.

(e) At the request of the Company, SDA will pay the reasonable fees, costs and disbursements of one national coordinating counsel for the Company, who shall also be responsible for contact with each of the


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    Company's Secured Customers. If the Company shall have retained national coordinating counsel, then SDA will use best efforts to consult with such counsel regarding the selection of counsel for particular cases and regarding important decisions in the litigation. SDA will instruct common Counsel (i) to provide such national coordinating counsel, on a timely basis, copies of all pleadings, discovery, and status reports and material correspondence so that such national coordinating counsel will be kept fairly apprised of the progression of the litigation; (ii) to consult with such national coordinating counsel regarding material Court filings made on behalf of the Company or a Secured Customer on a timely basis in advance of making such filings; and (iii) to keep such national coordinating counsel advised of settlement negotiations at least bimonthly. SDA and Common Counsel shall endeavor to contact the Company and the Secured Customers through the Company's national coordinating counsel. National coordinating counsel will be provided reasonable access to the files of Common Counsel for the review and copying of such files on all matters related to the joint defense.

         7. The Company will cooperate fully with SDA, and will use best efforts to obtain the Secured Customers' cooperation with


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SDA, in the investigation and defense of Claims, including but not limited to making its or their records and personnel available to SDA and its attorneys and providing witnesses to present testimony at any trial, arbitration, or proceeding, if requested to do so, and consulting with SDA's attorneys prior to providing any documents or information to any claimant or any person acting on behalf of a claimant. SDA will also cooperate in the defense of Claims in cases in which it is not a party. The Company agrees promptly to instruct all counsel which, prior to the date of this Agreement, have represented the Company in connection with any Claim (i) to provide counsel for SDA with copies of all written communications, and to disclose to counsel for SDA the substance of all oral communications, made prior to the date of this Agreement to counsel for any plaintiff in any Claim (other than documents or oral statements either previously provided to counsel for SDA or exclusively in respect of procedural issues); and (ii) except with respect to a Withdrawn Claim (as defined in paragraph 13 below) to refrain from oral or written communications with any such plaintiff's counsel (x) without providing Common Counsel prior notice of the opportunity to attend, or (y) as authorized by counsel for SDA, or (z) as required by law.

         8. The Company represents and agrees that (a) no default judgment on any Claim has been entered against it or to its knowledge any of its Secured Customers as of the date of this


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Agreement, and it will not, and will use best efforts to cause its Secured
Customers not to, knowingly permit a default judgment to be taken against it or them hereafter without SDA's express written consent; (b) neither it nor, to its knowledge, any of its Secured Customers has knowingly made, and it will not, and will use best efforts to cause its Secured Customers not to, knowingly make, any admission of liability for any Claim; and (c) neither it nor, to its knowledge, any of its Secured Customers has entered into any agreement for the compromise or settlement of any Claim (except for any such agreements as have been identified in writing to SDA prior to execution of this Agreement) or will hereafter enter into any agreements for the compromise or settlement of any Claim without SDA's consent (which consent shall not be unreasonably withheld), and any such settlement payment made shall be subject to paragraph 2(d) above.


         9. (a) In the event of any material breach by the Company or by SDA of this Agreement, then the other party ("the non-breaching party") may, at its sole option, waive the breach or, in addition to any other remedies provided herein (including without limitation arbitration pursuant to paragraph 15), (i) terminate this Agreement or (ii) terminate this Agreement with respect to any Claim the defense of which has been materially adversely affected by such breach. If the party alleged to be in material breach disputes the


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grounds for termination of the Agreement, then such party must submit the matter to arbitration within 30 days after the notice of termination or be deemed to have accepted it.

(b) The failure of a Secured Customer to comply with the provisions of this Agreement shall not be deemed a breach of this Agreement by the Company entitling SDA to invoke the termination rights in subparagraph (a) above if and so long as the company has exercised, and continues to exercise, its best efforts to persuade the Secured Customer to comply.

(c) In the event of a material breach by the Company, and in addition to the remedy in subparagraph (a) above, SDA may seek to reduce (in whole or in part) the portion of any settlement or judgment it must pay under this Agreement to the extent such amount was adversely affected by such breach. If the Company disputes any such reduction in payment, then SDA must submit the matter to arbitration pursuant to paragraph 15 hereof. Should SDA reduce its portion of any settlement or judgment as provided herein, the Company shall not be required to pay any part or all of said settlement or judgment by virtue of this provision except by order of the arbitrators.

(d) SDA may also invoke the provisions of paragraph 9(c) above to seek to reduce its obligation


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         as to amounts attributable to a Secured Customer in a situation described in paragraph 9(b) above.

         (e) Nothing contained in this paragraph 9 shall limit the right of a party to terminate this Agreement pursuant to paragraph 16 of this Agreement.

         10. SDA shall be solely responsible for retaining and supervising claims adjusters for Claims, except for any Claims asserted before the date hereof for which the Company has engaged an adjuster who has already contacted the claimant or the claimant's lawyer or representative (the "Contacted Claimants"), and the Company agrees not to retain claims adjusters for any other Claims. The Company has, concurrently with the execution of this Agreement, provided SDA with a list of all such Contacted Claimants, specifying the responsible adjuster and the status of the Claims. SDA will pay all costs of the adjusters retained by it and, beginning with the date of this Agreement, all reasonable costs of adjusters previously retained by the Company for purposes of adjusting Claims of Contacted Claimants. Notwithstanding the foregoing, if SDA shall fail to retain and supervise such claims adjusters in a timely manner, as a result of which the Company or the Secured Customers may be adversely prejudiced, the Company shall have the right to retain and supervise such adjusters at SDA's expense.





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         11. Adjusters retained by SDA will keep the Company's national coordinating counsel (if any) and/or its insurer fully apprised of the status of all Claims not in litigation on at least a bimonthly basis. Adjusters retained by the Company in respect of Contacted Claimants shall keep SDA apprised of the status of such Claims as reasonably requested by SDA, and such adjusters shall be available to pursue settlement as requested by SDA.

         12. (a) SDA may settle any Claim without prior approval of or prior notice to the Company or any Secured Customer if such settlement makes no admissions, acknowledges no liabilities, includes an unconditional release of the Company and any involved Secured Customers and either (i) the amount of the settlement is $5,000 or less, or (ii) the Company or any Secured Customer will have no responsibility for payment of such settlement pursuant to paragraph 2 hereof. If SDA shall settle a Claim without prior notice to the Company or any Secured Customer, SDA shall provide prompt notice of the settlement thereafter.

                  (b) SDA may settle any Claim with prior notice to the Company or any Secured Customer for an amount in excess of $5,000 if the Company or any of its Secured Customers may have some responsibility for payment of such settlement pursuant to paragraph 2, but only if

SDA has given the Company a timely Notice of Exclusion with respect to such Claim as required by paragraph 2(e) hereof. Any such settlement shall make no admissions, acknowledge no liabilities, and include an unconditional release of the Company and any involved Secured Customers. If SDA intends to assert any claim against the Company for contribution pursuant to paragraph 2(b) relating to the settlement, such prior notice of the settlement will also contain notice of such intent, stating the portion of the settlement amount expected to be so claimed by SDA and an explanation in reasonable detail of SDA's basis for such claim. SDA shall have no obligation to delay settlement to await a response from the Company or any Secured Customer, but SDA will endeavor to give the Company or any Secured Customer such reasonable period to respond as will not jeopardize the opportunity to settle. It is agreed that neither party is the agent or the attorney in fact of the other party and cannot bind the other party to any settlement agreement in any Claim or suit.

(c) Whether the provisions of paragraphs 2(a) or 2(b) of this Agreement apply to the settlement of any Claim, unless the parties hereto have agreed otherwise all amounts payable to the plaintiff or claimant in such settlement shall be advanced by SDA, without prejudice to SDA's rights to seek reimbursement pursuant to the provisions of paragraph 2(b) and, in the event of disagreement, to arbitrate the dispute pursuant to the provisions of paragraph 15, and in any such arbitration the Company may raise any disagreement it may have had regarding the amount of settlement. If SDA settles any Claim against itself in an action in which a Claim is also asserted against the Company, such settlement will also extend to and cover the Company. SDA shall expressly extend releases achieved by such settlement to cover the Company's Secured Customer(s); provided, however, that the Company's Secured Customer(s) have participated with SDA in the common defense and have executed a waiver of conflicts satisfactory to SDA.



         13. Notwithstanding any other provision of this Agreement to the contrary, the Company may elect not to be represented by Common Counsel, or to terminate its representation by Common Counsel, in respect of any particular Claim (each such election by the Company, an "Election") in the event that the Company determines in its sole discretion that representation of the Company by Common Counsel in respect of such Claim is not or may not be in the best interest of the Company (each Claim in respect of which the Company makes an Election, a "Withdrawn Claim"). Any Election (i) shall be made in writing and shall expressly refer to this paragraph 13, and (ii) shall be effective when delivered to SDA and, in the event that Common Counsel has represented the Company in defending the Claim to which such Election relates, to Common Counsel. It is agreed that SDA's obligations under paragraphs 1, 2, 3 and 6 of this Agreement shall be inapplicable with respect to any Withdrawn Claim, and, without limiting the generality of the foregoing, that SDA shall have no obligation (i) to make any indemnification or other payment to the Company pursuant to this Agreement in respect of any Withdrawn Claim, or (ii) to provide or pay for any national coordinating counsel for the Company in respect of any Withdrawn Claim; provided, however, that nothing in the foregoing sentence shall affect the obligation of SDA to pay any fees or disbursements of Common Counsel incurred in defending the Company in a Claim prior to the date of an Election by the Company with respect to that Claim. In addition, the Company irrevocably waives any right it may have (whether under this Agreement, at common law or otherwise) to recover from SDA or any SDA Affiliate any fees or disbursements of any counsel (other than Common Counsel) incurred by the Company in connection with any Withdrawn Claim or the defense thereof.

         14. Each of SDA and the Company hereby covenant during the term of this Agreement not to sue or to assert any cross-claim, third-party claim, or other claim against the other or against any SDA Affiliate or against any parent, subsidiary, or affiliate of the Company in respect of any Claim, but the foregoing shall not preclude a judicial action to compel arbitration or to enforce an award resulting from an arbitration pursuant to the provisions of paragraph 15. The Company covenants to use its best efforts to cause its Secured Customers to covenant during the term of this Agreement not to sue or to assert any cross-claim, third-party claim, or other claim against SDA or any SDA Affili-ate, in which event SDA will agree not to assert any such claims against such Secured Customers or their parents, subsidiaries, or affiliates in respect of any Claim. If the Company or any Secured Customer (whether or not such Secured Customer shall have agreed not to do so) shall bring any claim against SDA or any SDA Affiliate in respect of a Claim, SDA shall have available the remedies provided in the last sentence of paragraph 6(b) and paragraph 9(d) hereof. The provisions of this paragraph only apply for so long as this Agreement is in effect. After termination by any party, cross-claims, third-party claims or other claims may be brought without restriction. Each party hereto waives any statute of limitations, any defense of laches, and any procedural rules of court which apply to the assertion of cross-claims, third-party claims, or other claims against each other relating to any Claim for the period from the date hereof through the date that is one year from and after the latest of (i) the date a settlement is entered into with the claimant/plaintiff relating to such Claim, (ii) the date a non-appealable, final judgment relating to such Claim is entered as to any party hereto; and (iii) the date of termination of this

Agreement. Each party also agrees that no pleading, discovery response, order, verdict, judgment, or court decision in any lawsuit asserting a Claim shall have collateral-estoppel or similarly preclusive effect with respect to any litigation or other proceedings between the parties.

         15. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes (the "CPR Rules"), by three arbitrators, of whom each party shall appoint one and the third shall be the Chairman. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ch. 1, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Arbitration shall take place in a city to be agreed upon by the parties or, in the absence of agreement, in New York City, Chicago, Atlanta, Los Angeles, or San Francisco (whichever city is geographically closest to the venue of the Claim out of which the matter is to be arbitrated), subject to the power of the arbitrators to hold hearings or meetings wherever they deem it appropriate. The arbitrators shall apply the substantive law of the State of New York. Arbitration of disputes concerning the parties' payment obligations in respect of a judgment rendered on a Claim shall be based on the trial record with respect to such Claim and such further evidence as either party may present to the arbitrators. Arbitration of disputes concerning the parties' payment obligations in respect of a settlement of a Claim shall be based on the pretrial record developed with respect to such Claim and such further evidence as either party may present to the arbitrators. No pleading, discovery response, order, verdict, judgment or court decision in any lawsuit asserting a Claim shall have a collateral-estoppel or similarly preclusive effect with respect to an arbitration to determine the proximate cause of the personal injuries or the cause of damages giving rise to the liability (the responsibility for which is being disputed in the arbitration). The parties agree that discovery authorized by the arbitrators can be pursued anywhere in the world and that each will cooperate to accomplish same. Any party obstructing orderly discovery can be sanctioned at the discretion of the Chairman. As provided in the CPR Rules, attorneys fees and costs may be awarded to a prevailing party as part of the arbitral award.

         16. Either party may terminate this Agreement at any time in the event the terminating party is entitled to do so under Paragraph 9(a). In addition, SDA may terminate this Agreement in the event that (i) the Company has made an Election in respect of one or more Claims and (ii) SDA determines in its sole discretion that the exercise of the right by the Company to make such Election is or may be prejudicial to SDA. Paragraphs 2, 4, 13 and 15 (with respect only to all settlements and judgments entered into or awarded prior to termination), paragraph 6(c) (except in respect of any Withdrawn Claim), this paragraph 16 and paragraph 17 shall survive termination of this Agreement. In addition, SDA will have the right to terminate this Agreement with respect to a Claim, and promptly retender the defense of a Claim back to the Company, in the event it is determined (and SDA shall have the burden of proof to establish) that such Claim arises solely out of LTCPs and is based upon LT contained therein acquired from some person or entity other than SDA (directly or indirectly), or that the LTCPs sold by the Company to the claimant contained no LT sold by SDA; provided, however, that the right of termination granted to SDA in this sentence may be exercised no later than sixty
(60) days prior to the date of commencement of the trial, arbitration or mediation of such Claim.

         Notwithstanding termination, SDA shall be responsible for adjustment costs for services rendered pursuant to paragraph 10 and the Company's national coordinating counsels' fees and costs pursuant to paragraph 6 (except as otherwise provided in paragraph 13), incurred prior to termination. Once terminated, this Agreement will not survive or affect the rights of the parties except as specifically set forth in this paragraph.

         17. Communications concerning and/or the exchange of information or materials of any kind between or among the parties hereto or their counsel, Secured Customers, insurers, or adjusters concerning the Claims are and shall be made in furtherance of the common defense of such Claims (whether pursued through common or separate counsel) and are intended to be, and shall remain, confidential and privileged to the full extent permitted under the attorney-client privilege, work-product doctrine, trade secret privilege, and any other applicable privilege or protective doctrine. Neither participation in this Agreement nor the sharing of information pursuant to it is intended to reduce or diminish the confidentiality of such information or to waive any privilege or protection which may apply in the absence of such participation or sharing of information. The obligations under this paragraph shall survive termination of this Agreement.

         This Agreement in no way restricts the rights of any party hereto to use evidence against each other in any arbitration under this Agreement or litigation between the parties hereto following termination of this Agreement.

         18. This Agreement contains the entire agreement between the parties, and replaces all prior agreements, if any, between or among the parties, with respect to the settlement of Claims and to the allocation of responsibility between the parties for the payment of settlements of or judgments on Claims. No modifications of this Agreement shall be effective unless in a written agreement properly executed by authorized representatives of each of the parties hereto. Nothing in this Agreement shall amend or modify any agreement or understanding between the parties hereto, or preclude any action, relating to reimbursement of costs and expenses of the Company, and any other damages associated therewith, incurred in connection with the product recall of LTCPs, nor shall this paragraph preclude any party to argue the pertinence to proceedings between the parties of purchase orders, invoices or other agreements between the parties relating to the purchase and sale of LT.

         19. Notices by either party to the other with respect to the subject matter of this Agreement shall be provided by facsimile with confirming copy by mail, addressed as follows:

             If to SDA:

             Showa Denko America, Inc.
             280 Park Avenue
             27th Floor, West Building
             New York, New York  10017
             tel: (212) 687-0773
             fax: (212) 573-9007
             Attention: President

             with a copy to:

             Christopher H. Lunding, Esq.
             Cleary, Gottlieb, Steen & Hamilton
             One Liberty Plaza
             New York, New York 10006
             tel: (212) 225-2000
             fax: (212) 225-3999

             If to the Company:

             Mr. Richard Bizzaro
             Weider Food Companies
             1911 South 3850 West
             Salt Lake City, Utah  84104
             tel:  (801) 975-1166
             fax:  (801)
                 with a copy to:

                 Kenneth R. Campbell, Esq.
                 Campbell & Miller
                 427 C Street, Suite 410
                 San Diego, California
                 Tel: (619) 232-0086
                 Fax: (619) 232-0089

The Company and SDA each reserves the right to change its address and/or facsimile number for the purposes set forth above by giving fifteen (15) days' prior written notice of such change to the other party either at its address for the giving of notices set forth above in this paragraph or to such other address as the party giving such notice shall have specified to the other party in the manner set forth above.

         20. The signatures of the representatives of SDA and the Company at the end of this Agreement constitute the representation by each that it is the duly authorized representative of SDA and the Company, respectively, and that they are authorized to enter into this Agreement.

         21. This Agreement shall be governed by the law of the State of New York; provided, however, that if applying Federal law would result in upholding a claim of the attorney-client privilege, the work product-doctrine, the trade secret privilege, or any other applicable privilege or protective doctrine which otherwise would be lost or waived if New York law were to be applied, then Federal law shall govern this Agreement insofar as such privilege or doctrine is concerned.

         22. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         23. The Company represents, covenants, and agrees that (i) it will cause its subsidiaries listed on Attachment 1 to fulfill each of the obligations, representations, and warranties required of or made by the Company in this Agreement; (ii) each of the obligations, representations, and warranties required of or made by the Company will be deemed to have been made by or required of the Company and each of its subsidiaries listed on Attachment 1;
(iii) a breach of such obligations, representations, or warranties by any one or more of the subsidiaries listed on Attachment 1 that is not timely performed by the Company deemed to be a breach by the Company; and (iv) the Company has full authority to act for and bind its said subsidiaries, and can act for them, in all matters covered by this Agreement. It is further agreed that each subsidiary listed on Attachment 1 shall be considered to be part of the Company and shall be entitled to benefits under this Agreement only so long as it remains a wholly-owned subsidiary (direct or indirect) of the Company, and the Company shall no longer be responsible under this paragraph 23 for conduct of any such subsidiary after the date the subsidiary ceases to be a wholly-owned subsidiary of the Company.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.




                                                    SHOWA DENKO AMERICA, INC.


                                                    By /s/Norio Masubuchi
                                                       -------------------------
                                                       Norio Masubuchi
                                                       President



                                                    SCHIFF PRODUCTS INC., A UTAH
                                                    CORPORATION

                                                    By /s/Richard Bizzaro
                                                       -------------------------
                                                       Richard Bizzaro
                                                       President

                                  Attachment 1

                   to Agreement Dated as of January __, 1993
                    By and Between Showa Denko America, Inc.
                 and Schiff Products, Inc., a Utah Corporation



                              List of Subsidiaries

SDK Guaranty Agreement                                 CONFIDENTIAL


                               GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of January __, 1993, by and between SHOWA DENKO K.K. (the "Guarantor"), a corporation organized and existing under the laws of Japan, and Schiff Products, Inc., A Utah Corporation (the
"Beneficiary"), a corporation organized and existing under the laws of Utah.

                                   WITNESSETH

WHEREAS the Beneficiary and SHOWA DENKO AMERICA, INC. ("SDA") have entered into a written agreement dated as of the date of this Guaranty Agreement providing (among other things) that SDA agrees to indemnify the Beneficiary from and against certain obligations in respect of Claims relating to L-tryptophan manufactured by the Guarantor, all to the extent specified and pursuant to the terms and conditions contained in that agreement (that agreement, as the same may be amended, modified or supplemented from time to time, referred to herein as the "Agreement"), and

WHEREAS it is a requirement of the Agreement that SDA deliver the guaranty of SDA's obligations under the Agreement to the Beneficiary contained in this Guaranty Agreement;

NOW, THEREFORE, the Guarantor and the Beneficiary agree as follows :

1. Guaranty. (a) The Guarantor unconditionally and irrevocably guarantees (as primary obligor and not merely as surety) payment in full as provided in the Agreement of all amounts payable by SDA under the Agreement, as and when those amounts become payable by SDA pursuant to the terms and conditions contained in the Agreement. The Guarantor further unconditionally and irrevocably guarantees the performance by SDA, as and when required pursuant to the terms and conditions of the Agreement, of all obligations of SDA under the Agreement. The Guaranty contained herein is made subject to all of the terms and conditions contained in the Agreement evidencing the obligations of SDA guaranteed hereby, and nothing contained herein shall be deemed to amend or modify any of such terms or conditions in any way.

(b) This is a continuing Guaranty and a guaranty of payment (not merely of collection) and performance, and it shall remain in full force and effect until the later to occur of (i) termination of the Agreement in accordance with its terms and (ii) such time as all amounts payable by SDA under the Agreement have been validly, finally and irrevocably paid in full. This Guaranty shall not be affected in any way by the absence of any action to obtain those amounts from SDA. With respect to this Guaranty, the Guarantor waives all requirements as to presentment, demand for payment, demand for performance, notice of default, protest or notice of any kind regarding SDA or the breach by SDA of its obligations under the Agreement.

(c) This Guaranty shall not be affected by the occurrence of any circumstance (other than complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. If SDA merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist, or files any petition for bankruptcy or any other insolvency proceeding, the Guarantor shall nonetheless continue to be liable for the payment of all amounts payable by SDA under the Agreement and for the performance of all obligations of SDA under the Agreement.

(d) This Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by SDA made pursuant to the Agreement, in whole or in part, is rescinded or must otherwise be returned by the Beneficiary upon the insolvency, bankruptcy or reorganization of SDA or otherwise, all to the same extent as if that payment had not been made.

(e) So long as any amount payable by SDA under the Agreement is overdue and unpaid, the Guarantor shall not (i) exercise any right of subrogation or indemnity, or similar right or remedy, against SDA or any of its assets or property in respect of any amount paid by the Guarantor under this Guaranty or
(ii) file a proof of claim in competition with the Beneficiary for any amount owing to the Guarantor by SDA on any account whatsoever in the event of the bankruptcy, insolvency or liquidation of SDA.

2. Contractual Currency. All payments by the Guarantor under this Guaranty shall be made in United States currency.

3. No Conflict With Law; Remedies Not Exclusive. (a) Neither the execution or delivery of this Guaranty Agreement by the Guarantor, nor the performance by the Guarantor of its obligations hereunder, conflicts with or will result in the breach of any applicable Japanese law, regulation or statute.

(b) The rights and remedies set forth in the Agreement are in addition to and not exclusive of any rights and remedies available to the Beneficiary by law in respect of this Guaranty.

4. Amendments, Waivers. All amendments, waivers and modifications of or to any provision of this Guaranty and any consent to departure by the Guarantor from the terms hereof shall be in writing and signed and delivered by the Beneficiary and, in the case of any such amendment or modification, by the Guarantor, and shall not otherwise be effective. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.

5. Binding Effect. This Guaranty shall be binding on the Guarantor and its successors and assigns. However, the Guarantor shall not transfer any of its obligations hereunder without the prior written consent of the Beneficiary, and any purported transfer without that consent shall be void. This Guaranty shall inure to the benefit of the Beneficiary and its successors and assigns.

6. Governing Law: Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by and construed. and interpreted in accordance with the law of the State of New York.

(b) The Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the Borough of Manhattan in connection with any action or proceeding by the Beneficiary to enforce the Guarantor's obligations under this Guaranty (each, a "Proceeding") and irrevocably appoints CT CORPORATION SYSTEM, 1633 Broadway, New York, New York 10019 as its agent for the sole purpose of receiving service of process or other legal summons in connection with any Proceeding brought in any such court. So long as the Guarantor has any obligation under this Guaranty, it will maintain a duly appointed agent in New York City for the service of such process or summons and, if it fails to maintain such an agent, any such process or summons may be served on it by mailing a copy thereof to the Guarantor at its address set forth, and in the manner provided, in Paragraph 7 hereof, with such service deemed effective on the fifteenth day after the date of such mailing.

(c) The Guarantor irrevocably waives, to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter have to the laying of venue of any Proceeding brought in the courts of the State of New York or of the United States sitting in the Borough of Manhattan (a Proceeding brought in any such court, a "New York Proceeding") and any claim that any Proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein contained shall preclude the Beneficiary from bringing an action or proceeding to enforce the Guarantor's obligations under this Guaranty in any other place where jurisdiction over the Guarantor properly may be obtained.

(d) The Guarantor irrevocably agrees that it will not raise as a defense or set-off in any New York Proceeding an allegation that the Beneficiary is indebted to the Guarantor or SDA, or interpose a counter-claim in a New York Proceeding seeking recovery of any such alleged indebtedness, unless that indebtedness allegedly arose out of the same operative facts as form the basis of the Beneficiary's claims in that New York Proceeding.

(e) The Guarantor and the Beneficiary each irrevocably waives trial by jury in any New York Proceeding.

(f) The Guarantor and the Beneficiary each irrevocably agree that the party prevailing in any New York Proceeding shall be entitled to be awarded therein an amount equal to the reasonable fees and expenses of its attorneys incurred in connection with that Proceeding.

7. Enforcement in Japan. The Guarantor solemnly covenants that in the event that a final, non-appealable judgment is rendered against it in a New York Proceeding (any such final, non-appealable judgment, a "Judgment"), the Guarantor (i) will not raise any defense to the enforcement of such Judgment in Japan which would, or seeks to, require relitigation of that New York Proceeding; and (ii) will do everything within its power to assure that such Judgment becomes enforceable in Japan as soon as is possible under Japanese law after the time enforcement of such Judgment is sought in that country.

8. Notices. All notices, requests, demands and other communications to the Guarantor or the Beneficiary which are required or permitted hereunder shall be made in writing and shall be deemed properly given hereunder when provided by confirmed facsimile transmission, with a separate confirming copy sent by United States registered mail, return receipt requested, with sufficient postage prepaid thereon to carry it to its addressed destination, as follows:

       SHOWA DENKO K.K.
       13-9, Shiba Daimon 1-chome
       Minato-ku, Tokyo 105
       Japan
       Attention:  President
       Facsimile:  011-81-3-5470-3709
with a copy to:

            CLEARY, GOTTLIEB, STEEN & HAMILTON
            One Liberty Plaza
            New York, New York 10006
            Attention: Christopher H. Lunding, Esq.
            Facsimile: 212-225-3999

If to the Beneficiary:

            Weider Food Companies
            1911 South 3850 West
            Salt Lake City, Utah  84104
            Attention:  Mr. Richard Bizzaro
            Confirmation: (801) 975-1166

with a copy to:

            Campbell & Miller
            427 C Street, Suite 410
            San Diego, California  92101
            Attention: Kenneth R. Campbell. Esq.
            Facsimile: (619) 232-0089

The Guarantor and the Beneficiary each reserves the right to change its address and/or facsimile number for the purposes set forth above by giving fifteen days' prior written notice of such change to the other either at its address for the giving of notices set forth in the Agreement or to such other address as the party giving such notice shall have specified to the other party in the manner set forth above.

9. Headings. The section headings in this Guaranty are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

IN WITNESS WHEREOF the Guarantor and the Beneficiary each has duly executed this Guaranty Agreement as of the date first written above.

SHOWA DENKO K.K.


By:  /s/Daiya Miyoshi
    ---------------------
     Daiya Miyoshi
     Representative Director
     and Executive Vice president



SCHIFF PRODUCTS, INC., A UTAH CORPORATION

By:  /s/Richard Bizzaro
    ---------------------
     Richard Bizzaro
     President